Exhibit 99.1

Date: April 22, 2014	NEWS RELEASE

Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000

                                                 Contact:            James M. Farrell

HUBBELL REPORTS FIRST QUARTER RESULTS;

NET SALES OF $759.5 MILLION AND EARNINGS PER DILUTED SHARE OF $1.08

SHELTON, CT. (April 22, 2014) – Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the first quarter ended March 31, 2014.

Net sales in the first quarter of 2014 were $759.5 million, an increase of 3% compared to the $740.1 million reported in the first quarter of 2013. Operating income was $104.8 million, or 13.8% of net sales, compared to $97.7 million, or 13.2% of net sales, for the comparable period of 2013. The effective tax rate in the first quarter of 2014 was 32.0%. This compares to an effective tax rate of 26.8% reported in the first quarter of 2013, which included the retroactive application of the U.S. Federal R&D tax credit that was part of the American Taxpayer Relief Act of 2012. Net income in the first quarter of 2014 was $64.2 million, a decrease of 3% compared to the $65.9 million reported in the first quarter of 2013. Earnings per diluted share were $1.08, a decrease of 2% compared to the $1.10 reported in the first quarter of 2013. Free cash flow (defined as cash flow from operations less capital expenditures) was $30.7 million in the first quarter of 2014 versus $29.7 million reported in the comparable period of 2013.

OPERATIONS REVIEW

David G. Nord, President and Chief Executive Officer, said, “The first quarter results were generally in line with our expectations given the adverse weather conditions that hampered much of the U.S. during January and February. However, we were encouraged by the incoming order rates for March, which did improve significantly but were not enough to offset the weakness experienced in the first two months. Despite these headwinds, the organization remained focused on the things that we can control including executing our productivity programs and carefully managing costs. These efforts resulted in Hubbell expanding its operating margins by 60 basis points compared to last year despite flat organic sales. We have also continued to focus on executing our growth strategy and I am pleased to report that we completed two acquisitions in April, one in Lighting and the other in our Power business. The lighting acquisition increases the strength of our overall lighting offering in key vertical markets including education and healthcare. The power acquisition, while relatively small, is a natural extension of our existing product lines in bushings and switching. These deals will add approximately $45 million in annual revenues and reflect our ongoing commitment to growing the enterprise.”

Page -1-

SEGMENT REVIEW

The comments and year-over-year comparisons in this segment review are based on first quarter results in 2014 and 2013.

Electrical segment net sales in the first quarter of 2014 increased 5% to $538.8 million compared to $515.3 million reported in the first quarter of 2013. Acquisitions added 4% to sales in the quarter while organic volume was essentially flat as severe weather conditions in January and February negatively impacted demand. Compared to the first quarter of 2013, operating income increased 11% to $68.1 million. Operating margin in the first quarter of 2014 was 12.6%, compared to 12.0% reported in the comparable period of 2013. The increase in operating income and margin was primarily due to the benefit of productivity and pricing in excess of all cost increases.

Hubbell’s Power segment net sales in the first quarter of 2014 were $220.7 million compared to $224.8 million reported in the first quarter of 2013. The sales decline was primarily due to weaker demand for construction related products that were impacted by unfavorable weather conditions while spending for distribution and transmission was relatively flat. The decline in organic volume was partially offset by acquisitions which contributed 2% to sales in the quarter. Compared to the first quarter of 2013, operating income increased 2% to $36.7 million. Operating margin in the first quarter of 2014 was 16.6%, compared to 16.1% reported in the comparable period of 2013. The increase in operating margin was primarily due to productivity improvements and lower facility consolidation costs, partially offset by unfavorable pricing and material costs.

Page -2-

SUMMARY & OUTLOOK

Mr. Nord commented, “Looking to our full year outlook for 2014, we expect overall sales to increase in the 5 to 6% range with completed acquisitions contributing between 3 and 4% of the growth. Despite the lower than anticipated demand to start the year, the relative strength of our March orders gives us cautious optimism about the remainder of the year. We also plan to expand our operating margins by approximately 20 to 30 basis points by remaining focused on executing our productivity and pricing plans to offset all cost increases, which should enable the higher organic volume to drive our margin improvement.”

Mr. Nord concluded, I am confident that we have the people and strategies in place to deliver another strong financial performance in 2014. We are also highly engaged and focused on growing the enterprise. Over the past several years we have increased our investment in resources to support our growth objectives. These investments are beginning to yield results as evidenced by the five acquisitions completed in the first four months of this year. Our balance sheet remains in a strong position to pursue acquisitions and continue to enhance shareholder value.”

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company’s reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated”, “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, “intend” and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiatives and streamlining programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors”, and “Quantitative and Qualitative Disclosures about Market Risk” Sections in the Annual Report on Form 10-K for the year ended December 31, 2013.

Page -3-

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2013 revenues of $3.2 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China (“China”), Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, China, India, Mexico, South Korea and countries in the Middle East. The corporate headquarters is located in Shelton, CT.

#######

Page -4-

HUBBELL INCORPORATED

Condensed Consolidated Statement of Income

(unaudited)

(in millions, except per share amounts)

	Three Months Ended
	March 31
	2014	2013
Net sales	$759.5	$740.1
Cost of goods sold	514.5	503.8

Gross profit	245.0	236.3
Selling & administrative expenses	140.2	138.6

Operating income	104.8	97.7
Operating income as a % of Net sales	13.8%	13.2%
Interest expense, net	(7.5)	(7.3)
Other (expense) income, net	(1.2)	0.8

Total other expense, net	(8.7)	(6.5)
Income before income taxes	96.1	91.2
Provision for income taxes	30.8	24.4

Net income	65.3	66.8
Less: Net income attributable to noncontrolling interest	1.1	0.9

Net income attributable to Hubbell	$64.2	$65.9

Earnings Per Share:
Basic	$1.08	$1.11
Diluted	$1.08	$1.10
Cash dividends per common share	$0.50	$0.45

Page -5-

HUBBELL INCORPORATED

Condensed Consolidated Balance Sheet

(unaudited)

(in millions)

	March 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$647.3	$740.7
Short-term investments	7.8	10.1
Accounts receivable, net	468.3	440.9
Inventories, net	418.1	385.7
Deferred taxes and other	58.8	55.0

TOTAL CURRENT ASSETS	1,600.3	1,632.4
Property, plant and equipment, net	385.8	377.1
Investments	38.3	35.8
Goodwill	850.4	800.4
Intangible assets, net	312.6	286.6
Other long-term assets	56.2	54.9

TOTAL ASSETS	$3,243.6	$3,187.2

LIABILITIES AND EQUITY
Short-term debt	$0.9	$0.3
Accounts payable	252.5	225.9
Accrued salaries, wages and employee benefits	51.6	74.7
Accrued insurance	49.4	41.8
Other accrued liabilities	117.2	124.3

TOTAL CURRENT LIABILITIES	471.6	467.0
Long-term debt	597.3	597.2
Other non-current liabilities	230.3	208.2

TOTAL LIABILITIES	1,299.2	1,272.4
Hubbell Shareholders’ Equity	1,935.3	1,906.4
Noncontrolling interest	9.1	8.4

TOTAL EQUITY	1,944.4	1,914.8

TOTAL LIABILITIES AND EQUITY	$3,243.6	$3,187.2

Page -6-

HUBBELL INCORPORATED

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in millions)

	Three Months Ended March 31
	2014	2013
Cash Flows From Operating Activities
Net income attributable to Hubbell	$64.2	$65.9
Depreciation and amortization	18.9	17.2
Stock-based compensation expense	3.4	3.0
Deferred income taxes	6.0	4.3
Changes in working capital	(47.6)	(47.9)
Contributions to defined benefit pension plans	(1.0)	(0.7)
Other, net	(0.5)	0.9

Net cash provided by operating activities	43.4	42.7

Cash Flows From Investing Activities
Capital expenditures	(12.7)	(13.0)
Acquisition of businesses, net of cash acquired	(90.9)	(37.5)
Net change in investments	0.6	(5.5)
Other, net	—	0.2

Net cash used in investing activities	(103.0)	(55.8)

Cash Flows From Financing Activities
Short-term debt borrowings (repayments)	0.6	—
Payment of dividends	(29.6)	(26.7)
Repurchase of common shares	(11.5)	—
Proceeds from exercise of stock options	0.5	0.8
Other, net	4.4	4.2

Net cash used in financing activities	(35.6)	(21.7)

Effect of foreign exchange rate changes on cash and cash equivalents	1.8	(4.0)

(Decrease) increase in cash and cash equivalents	(93.4)	(38.8)
Cash and cash equivalents
Beginning of period	740.7	645.0

End of period	$647.3	$606.2

Page -7-

HUBBELL INCORPORATED

Segment Information

(unaudited)

(in millions)

	Three Months Ended March 31
	2014	2013
Net Sales
Electrical	$538.8	$515.3
Power	220.7	224.8

Total Net Sales	$759.5	$740.1

Operating Income
Electrical	$68.1	$61.6
Power	36.7	36.1

Total Operating Income	$104.8	$97.7

Operating Income as a % of Net Sales
Electrical	12.6%	12.0%
Power	16.6%	16.1%
Total	13.8%	13.2%

Page -8-

HUBBELL INCORPORATED

Earnings Per Share Calculation

(unaudited)

(in millions, except per share amounts)

	Three Months Ended
	March 31
	2014	2013
Numerator:
Net income attributable to Hubbell	$64.2	$65.9
Less: Earnings allocated to participating securities	0.2	0.2

Net income available to common shareholders	$64.0	$65.7
Denominator:
Average number of common shares outstanding	59.0	59.1
Potential dilutive shares	0.5	0.5

Average number of diluted shares outstanding	59.5	59.6

Earnings per Share:
Basic	$1.08	$1.11
Diluted	$1.08	$1.10

Page -9-

HUBBELL INCORPORATED

Non-GAAP Financial Measures

(unaudited)

(in millions)

Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	March 31, 2014	December 31, 2013
Total Debt	$598.2	$597.5
Total Hubbell’s Shareholders’ Equity	1,935.3	1,906.4

Total Capital	$2,533.5	$2,503.9

Total Debt to Total Capital	24%	24%
Total Debt	$598.2	$597.5
Less: Cash and cash equivalents	(647.3)	(740.7)
Investments	(46.1)	(45.9)

Net Debt	$(95.2)	$(189.1)

Net Debt to Total Capital	(4%)	(8%)

Note: Management believes that net debt to capital is a useful measure regarding Hubbell’s financial leverage for evaluating the Company’s ability to meet its funding needs.

Free Cash Flow Reconciliation

	Three Months Ended March 31
	2014	2013
Net cash provided by operating activities	$43.4	$42.7
Less: Capital Expenditures	(12.7)	(13.0)

Free cash flow	$30.7	$29.7

Note: Management believes that free cash flow provides useful information regarding Hubbell’s ability to generate cash without reliance on external financings. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.

Page -10-